EXHIBIT 10.6

THIS EMPLOYMENT CONTRACT (the "Agreement") is entered into on June 26, 2007

BETWEEN:

          Braintech Canada, Inc. a Canadian Company, incorporated in the Province of British Columbia and having a business office at Suite 102
          - 930 West 1st Street, North Vancouver, BC V7P-3N4

AND

          Braintech, Inc. an United States Entity, incorporated in the State of Nevada and having a business office at Suite 102 - 930 West 1st Street, North Vancouver, BC V7P-3N4

                 (herein together referred to as the "Company")

AND

          Babak Habibi
          1680 Orkney Place
          North Vancouver, BC
          V7H 2Z1
                     (herein referred to as the "Executive")


WHEREAS:


A. The Company is engaged in the business of developing and selling robot vision software globally; and

B. In order to achieve its corporate and business objectives, the Company desires to continue to employ The Executive as a senior executive on the terms contained in this Agreement.


NOW, THEREFORE, the parties hereto hereby agree as follows:

1.   Definitions:

     (a) "Good Reason" shall be specifically limited to the occurrence of any of the following without the Executive's written consent:

          (i) A reduction of the Executive's Base Salary, and/or Founder's Contribution Bonus and/or CTO Performance Bonus;

          (ii) A significant change in the Executive's Titles and/or Duties as defined in Section 4; or

          (iii) The Company or any of its subsidiaries relocating the Executive to any place other than the location at which he reported for work on a regular basis or a place within the Greater Vancouver, B.C. area, except for required travel on the Company's or a subsidiary's business to an extent substantially consistent with the Executive's obligations.


     (b)  "Just Cause" shall have the following meaning:

          (i) A repeated and demonstrated failure on the part of the Executive to perform the material duties of the Executive's position in a competent manner and where the Executive fails to substantially remedy the failure within a reasonable period of time after receiving written notice of such failure from the Company;

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          (ii) The Executive is convicted of (1) fraud, felonious conduct or dishonesty or (2) misconduct or negligence in the performance of his duties hereunder, which determination shall be in the sole and absolute judgment of the Company;

          (iii) The Executive or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Company is a party or with which it is associated without making disclosure to and obtaining the prior consent of the Company;

          (iv) The Executive fails to honour his fiduciary duties to the Company, including the duty to act in the best interest of the Company;

          (v) The Executive disobeys reasonable instructions given in the course of employment by the Chairman or the Board of Directors of the Company that are not inconsistent with the Executive's management position and not remedied by the Executive within a reasonable period of time after receiving written notice of such disobedience; or

          (vi) The Executive's breach of any material provision of this Agreement where such breach is not cured by the Executive within a twenty-one (21) day period after notice by the Company

     (c)  eVF

          eVF is the brand name for a Braintech software application.


2.   Term.

     This Agreement shall be for a period of three (3) years, beginning with the signing of this Agreement, unless terminated on the date on which the first of the following occurs:

     (a)  Termination of the Executive's employment by the Company for Just
          Cause;

     (b) Termination of the Executive's employment by the Company without Just Cause;

     (c)  Resignation of employment by the Executive for Good Reason;

     (d)  Resignation of employment by the Executive for personal reasons; or

     (e)  Death of the Executive.

     After the expiry of the initial Term, this Agreement may be extended, upon the mutual consent of the parties, on an annual basis for a maximum of up to ten years, provided the Executive gives the Company, and the Company gives the Executive no less than 180 days written notice of their intentions to extend.

     Such notice requirement shall apply to each and every annual extension in which the Company and the Executive wishes to exercise their options to extend.

     In the event the Company chooses not to extend the Agreement, the Executive is entitled to termination benefits as specified in Section 3.1(a) to 3.1(g).

     In the event the Executive chooses not to extend the Agreement, the Executive is entitled to resignation benefits as specified in Section 3.3.

3.   Termination.

     3.1 In the case of termination by the Company without Just Cause or resignation by the Executive for Good Reason, the Company will provide the Executive the following severance:

     (a) The Company shall pay to the Executive after termination, the aggregate of the following amounts (less any deductions required by law):

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          (i) if not already paid within ten days, the Executive's Base Salary plus Performance Bonuses owing at the time of termination;

          (ii) as partial compensation for the Executive's loss of employment, an amount equal to the greater of twenty-four (24) months Salary or the remainder of the contract in place within ten days;

          iii) as partial compensation for the Executive's loss of employment, an amount equal to the greater of Performance Cash bonus calculated pursuant to Section 6(c)(i) for the following twenty-four (24) months or the remainder of the contract in place;

          iv) as partial compensation for the Executive's loss of employment, an amount equal to the greater of Performance Stock bonus calculated pursuant to Section 6(c)(ii) for the following twenty-four (24) months or the remainder of the contract in place.

     (b) All outstanding stock options granted to the Executive pursuant to this or any other agreement will immediately vest and, regardless of any documentation to the contrary, the exercise period of all outstanding stock options will extend to and expire on a date that is thirty-six (36) months from the date of termination;

     (c) The Company shall continue to provide health and dental benefits that exist form time-to-time for all Braintech employees, for a period of twenty-four (24) months from the date of termination;

     (d) The Company shall pay to the Executive all outstanding and accrued regular vacation pay to the date of termination;

     (e) The Company shall provide a letter of recommendation satisfactory to the Executive;

     (f) The Executive shall not be prohibited in any manner whatsoever from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Company or otherwise to the extent allowed by this agreement, by the Company without Just Cause or resignation by the Executive of his employment for Good Reason;

     (g) The Company shall pay, to the full extent provided by law, without requiring the Executive first to pay such fees and expenses, all legal fees and expenses that the Executive, the Executive's legal representatives or the Executive's family may reasonably incur or face arising out of or in connection with this Agreement (but this Agreement only), including any litigation concerning the validity or enforceability of, or liability under, any provision of this Agreement or any action by the Executive, the Executive's legal representatives or the Executive's family to enforce his or their rights under the Agreement (but this Agreement only), provided that the Executive prevails in such litigation, and the Company agrees to pay interest, compounded quarterly, on the total unpaid amount payable under this Agreement, such interest to be calculated at a rate equal to 2% in excess of the prime commercial annual lending rate for Canadian dollar demand loans announced from time to time by the Royal Bank of Canada during the period of such non-payment.

     3.2 The Company may terminate this Agreement for Just Cause. Upon the occurrence of what the Company believes to be Just Cause as defined in
     Section 1(b), the Company shall give the Executive written notice of the reason or cause for discharge twenty-one (21) days prior to the proposed date of discharge, which shall be effective on such date. The Executive will only be entitled to salary, vacation pay, options and bonuses earned up to the date of such termination.

     3.3 The Executive may terminate this Agreement for any reason by giving one hundred and eighty (180) days prior written notice to the Company. The Executive will be only entitled to salary, vacation pay, options and bonuses earned up to the date of such resignation.

4.   Titles and Duties.

The Executive shall be the Chief Technology Officer for Braintech, Inc and President for Braintech Canada, Inc. and shall report to and be subject to the direction of the Chief Executive Officer of Braintech, Inc. In connection with the foregoing, the Executive shall have those duties and responsibilities that are customary for the chief technology officer of a publicly held corporation including, but not limited to:

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a)   managing and directing the Company's research and development direction and operations

b) managing the Company's research and development plans and budgets that drive and support all and any efforts to meet R&D goals

c) supporting all fundraising initiatives approved by the Company's Board of Directors

d) promoting and publishing the Company and its activities by means of building and sustaining relationships with customers, suppliers, partners and organizations important to the Company and its potential for growth

e) providing leadership and direction for the Company while establishing a positive work environment for all employees f) reviewing all capital equipment requests and controlling the approval process; and g) reporting results of operating activities to the Board of Directors


5.   Compensation.

     (a)  Base Salary
          During the term of his employment, the Executive will be paid a base salary on the first and fifteenth day of each month at an annual rate of CDN$120,000.00 (the "Base Salary"), subject to increase from time to time by the Board of Directors of the Company. In addition, The Executive will be entitled to the following bonuses:

     (b)  Founder's Contribution Bonus:
          Options to purchase 750,000 common shares of Braintech Inc. exercisable at a price equal to the closing price of the Braintech Inc.'s common shares upon the signing and public dissemination of this Agreement, herein after referred to as (the "Date of Option Grant"). Such options shall vest in four equal tranches, with 25% vesting on the Date of Option Grant and 25% every six months thereafter.

          All outstanding stock options granted to date to the Executive pursuant to any existing agreements will immediately vest and regardless of any documentation to the contrary, the exercise period of all outstanding stock options will extend to and expire at the expiration of this Agreement inclusive of all extensions herein.

          The above prices and vesting schedules for the foregoing options shall be subject to approval of any stock exchange on which the shares of Braintech Inc. are listed and any other regulatory body with jurisdiction over Braintech Inc.

     (c)  CTO Performance Bonus:

          (i) Cash: The Executive shall be eligible for an annual performance cash bonus equal to: two percent (2%) of the Company's annual revenues commencing with the 2007 calendar year from eVF software related sales in excess of $2,500,000 on an annual basis to a maximum $8,500,000 on an annual basis and, thereafter one percent (1%) from the next $12,000,000 of eVF software related sales on an annual basis. Bonus to be paid on annual basis on or before January 31st of the following year.

          (ii) Stock: The Executive shall be eligible for an annual performance stock bonus of 10,000 shares of the Company's Common stock for the first US$1,000,000 of non-eVF software annual revenues, commencing with the 2007 calendar year, thereafter 2,000 shares for each US$1,000,000 of non-eVF software annual revenues up to a maximum of US$10,000,000 of said annual revenues derived from non-eVF software sales which software was developed under the management and direction of the Executive. The Company reserves the right to substitute an equivalent amount of cash in lieu of stock. Bonus to be paid on annual basis on or before January 31st of the following year.


6.   Expenses

     The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's customary requirements with respect to reporting and documentation of such expenses.

7.   Benefits

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     The Executive shall be entitled to participate in all of the Company's employee benefit and incentive programs including medical insurance for which senior executive employees of the Company are generally eligible, such benefit programs are subject to change from time to time.

8.   Vacation.

     The Executive shall be entitled to a vacation period each year of six weeks, during which time his compensation shall continue to be paid in full.

9.   Death and Disability

     The Company shall have the right to terminate this Agreement upon the Executive's death or total permanent disability, as defined herein. For the purposes of this Agreement, the phrase "total permanent disability" shall mean the inability of the Executive to perform his duties hereunder for a continuous period of more than six months, such determination to be made by the Company in its sole discretion.

10.  Confidential Information

     The Executive shall not disclose or appropriate for his own use, or for the use of any third party, at any time before or after termination of this Agreement, any confidential information (the "Confidential Information") of the Company or any of the Company's affiliates or subsidiaries of which the Executive becomes informed while engaged by the Company, whether or not developed by the Executive, except as strictly required in connection with the Executive's performance of his employment duties, or as required by a governmental authority. Confidential Information shall include, but not be limited to, information pertaining to customer lists, pricing, contract terms, products, services, production and operating methods and procedures, and financial information. Upon termination of this Agreement, the Executive shall promptly deliver to the Company all manuals, letters, notes, notebooks, reports, disks and all other materials containing the Confidential Information or the Executive's analysis of same that are under his control.

11.  Intellectual Property

     The Company shall own all title, intellectual property rights, copyright, moral rights, trademarks and patents in and to all work, product, conceived, produced or worked on, by the Executive (collectively the "Work Product") for, or in relation to, the business of the Company or any affiliate or subsidiary while employed by the Company. The Executive hereby waives and assigns to the Company any and all intellectual property rights including moral rights, copyright, trademarks, and patent rights at law or otherwise that the Executive has in the Work Product. The Executive will in no event be entitled to claim title or ownership interest in the Work Product. Further, the Executive will execute any documentation reasonably required by the Company to memorialize the Company's existing and continued ownership or rights to the Work Product.

12.  Inventions and Discoveries

     The Executive shall disclose promptly to the Company, any and all inventions, discoveries and improvements conceived or made by the Executive while employed by the Company and related to the business or activities of the Company or any of its subsidiaries or affiliates, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent of the United States, Canada, or any foreign country or to protect otherwise the Company's interest therein.

13.  Non-Solicitation of Employees.

     The Executive shall not, during the twenty-four (24) month period following the termination of this Agreement, regardless of the reason therefore, solicit any person then employed by the Company or appointed as a representative of the Company to join the Executive as a partner, co-venturer, employee, investor or otherwise, in any substantial business activity whatsoever.

14.  Non-Solicitation of Clients.

     The Executive shall not, during the twenty-four (24) month period following the termination of this Agreement, regardless of the reason therefore, solicit, induce, aid or suggest to any customer of the Company to leave or terminate its customer relationship as may exist during such the twenty-four (24) month period. Furthermore, the Executive shall not, within the twenty-four (24) month period following the termination of this Agreement, directly contract any client of the Company to perform tasks which are in competition with the services and products provided to that client by the Company.

15.  Non-Competition.

     While this Agreement is in effect and for a period of the twenty-four (24) months after the termination of this Agreement by the Company with Just Cause or resignation by the Executive for personal reasons, the Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, own, operate, control, assist, or participate in any business that is in direct competition with the business of the Company world-wide. The foregoing prohibitions shall not apply to ownership by the Executive of less than five percent (5%) of the issued or outstanding stock of any company whose shares are listed for trading over any public exchange or the over-the-counter market provided that the Executive does not control, work in or for any such company in any capacity.

16.  Injunctive Relief.

     The Executive expressly agrees and acknowledges that any breach or threatened breach by him including, but not limited to, Sections 10, 11 12, 13, 14, and 15 herein, and each of them, will cause irreparable damage to the Company, for which the payment of money will not be an adequate remedy, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in addition to all of the Company's rights and remedies under this Agreement, including, but not limited to, the right to recovery of monetary damages from the Executive, the Company shall be entitled to seek an issuance by any court of competent jurisdiction of temporary, preliminary and permanent injunctions, without bond, enjoining any such breach or threatened breach by the Executive.

17.  Change in Control and/or Structure.

     The Company is actively considering a change in senior management or structure, to facilitate growth. The Executive agrees to sign-off on changes to this agreement that may be required by the Company within 7 days of such request, provided however that such change does not diminish the Executive's compensation, surety or rights contained in this agreement.

18.  Reasonable Terms.

     The Company has bargained for the covenants set forth in this Agreement in consideration for the experience, knowledge and information the Executive will gain and the substantial compensation the Executive will earn under this Agreement. The Executive acknowledges that the covenants set forth in this Agreement will not in any way preclude the Executive, upon termination of this Agreement, from engaging in a lawful profession, trade or business.

19.  Place of Performance.

     It is contemplated that the Executive shall perform his principal duties in the greater Vancouver B.C. area, except for temporary or emergency assignments.

20.  Company Reputation.

     The Executive agrees that he will at no time take any action or make any statement that could discredit the reputation of the Company or its products or services. Further, the Executive will use his reasonable commercial best efforts in performing the terms of this Agreement and will act in a loyal and trustworthy manner.

21.  Governing Law.

     This Agreement shall be subject to and governed by the laws applicable in the Province of British Columbia, irrespective of the fact that the Executive may become a resident of a different Province or State.

22.  Binding Effect.

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     This Agreement shall be binding upon and inure to the benefit of the
     Company and the Executive and their respective heirs, legal representatives, executors, administrators, successors and assigns.

23.  Severability.

     If any portion or portions of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

24.  Survival.

     This Agreement shall survive in its entirety and continue in full force in accordance with the terms and provisions contained herein, notwithstanding any termination of this Agreement.

25.  Headings.

     The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

26.  Assignment.

     This Agreement is personal between the Company and the Executive, and may not be assigned by either party, except the Company shall have the right to assign this Agreement, and all of the rights under it, to any subsidiary or affiliate of the Company.

27.  Indemnification.

     The company will indemnify the Executive in accordance with any terms for the indemnification of directors or officers of the Company. The Company will also enter into an indemnification agreement with the Executive in a form substantially similar to any form of indemnification agreement entered into between the Company and its other directors or officers of the company at such times as any other directors or officer of the Company enter into such indemnification agreement or agreements.

28.  Entire Agreement.

     This Agreement contains the entire understanding of the parties with respect to the subject matter herein and supersedes all prior agreements or understandings, written, verbal or otherwise, including, without limitation, agreements or understandings between the Executive and the Company or the Executive and a subsidiary of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Witnessed by:                            | The Executive
                                         |                                    |
                                         |                                    |
--------------------------------------------------------------------------------
                                         | Babak Habibi
June 26, 2007


                                         Braintech, Inc.


                                         Per:
                                             -----------------------------------
                                         Authorized Signatory


                                         Braintech Canada, Inc.


                                         Per:
                                             -----------------------------------
                                         Authorized Signatory